Exhibit (h)(i)

AMENDMENT NO. 1 TO
ADMINISTRATION AGREEMENT

        THIS AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT (this “Amendment”), effective as of July 25, 2008 (the “Amendment Effective Date”), is between and among The Arbitrage Funds, a Delaware business trust (“Fund”) and SEI Investments Global Funds Services (hereinafter referred to as the “Administrator”).

        WHEREAS, the Fund and the Administrator entered into an Administration Agreement (the “Agreement”) made as of May 17, 2005, pursuant to which, among other things, Administrator agreed to provide certain administration services with respect to the Fund;

        WHEREAS, the parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

        NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

        1.    Administrator. Each of the parties to the Agreement acknowledges that the Administrator’s true and correct legal name is SEI Investments Global Funds Services. The Agreement incorrectly provides that the Administrator’s name is “SEI Global Funds Services, Inc.” in the preamble. Each of the parties to the Agreement acknowledges that the reference to “SEI Global Funds Services, Inc.” in the preamble is hereby amended to refer to “SEI Investments Global Funds Services.”

        2.    Schedule B. Schedule B to the Agreement is hereby deleted and replaced in its entirety as set forth in Exhibit I hereto.

        3.    Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

        4.    Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed by each party hereto.

        5.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act (as defined in the Agreement) without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

        IN WITNESS WHEREOF this Agreement has been entered into as of the day and year first above written.

ADMINISTRATOR:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By: /s/ Stephen G. Meyer Name: Stephen G. Meyer Title: President & CEO

FUND:

THE ARBITRAGE FUNDS

By: /s/ Matthew Hemberger Name: Matthew Hemberger Title: Chief Financial Officer/Chief Compliance Officer/ Secretary

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EXHIBIT I

SCHEDULE B
TO THE ADMINISTRATION AGREEMENT
DATED AS OF MAY 17, 2005
BETWEEN
THE ARBITRAGE FUNDS
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios:	This Agreement shall apply with respect to all Portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (each a “Portfolio” and collectively, the “Portfolios”):

The Arbitrage Fund, Class I and Class R

Term:	This Agreement shall become effective on August 31, 2005 and shall remain in effect through August 31, 2008 (“Initial Term”) and, thereafter, for successive terms of 3 year(s) each (each a “Renewal Term”), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.

Fees:	Pursuant to Article 4, Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

10 basis points on the first $250 million in net assets 9.5 basis points on the next $250 million in net assets 8 basis points on net assets over $500 million

During the Initial Term, the Trust shall pay Administrator a minimum annual fee of $150,000 for the Portfolio and 2 classes in existence as of the effective date of this Agreement.

During the first Renewal Term, the Trust shall pay Administrator a minimum annual fee of $200,000 for the period beginning September 1, 2008 and ending August 30, 2008 as applicable to the one Portfolio and 2 classes in existence as of the September 1, 2008

For the each successive annual period for the remainder of the first Renewal Term and any additional Renewal Term, the annual minimum fee will be $225,000. The minimum annual fee shall be increased $150,000 for each Portfolio created after the effective date of this Agreement. In addition, the minimum fee shall be increased $15,000 for each new class added to a Portfolio of the Trust after the effective date of this Agreement, as well as for each class in excess of 2 for any new Portfolio added after the effective date of this Agreement.

Misc:	Trust acknowledges and agrees that Administrator reserves the right to impose a five percent (5%) per annum surcharge on a Portfolio basis against the Portfolios in the event the Funds have not implemented by the first anniversary of this Agreement an automated trade ticket process with Administrator to facilitate the orderly and timely processing of Portfolio transactions, valuations and reconciliations.

[END OF SCHEDULE B]